CERTIFICATE OF INCORPORATION OF PHI OPERATING SERVICES COMPANY

            FIRST:       The name of the corporation is PHI Operating Services Company.

            SECOND:       The registered office of PHI Operating Services Company in the State of Delaware is located at 800 King Street, Wilmington, County of New Castle, 19801, and its registered agent at such office shall be Conectiv Resource Partners, Inc., c/o Legal Department.

            THIRD:       The purpose of the Corporation and the nature and objects of the business to be transacted, promoted, conducted or carried out are:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH:       The total number of shares of stock that the Corporation shall be authorized to issue is One Thousand (1,000) shares of Common Stock having a par value of One Dollar ($1.00) per share.

            FIFTH:       The name and mailing address of the Incorporator of the Corporation is:

Name	Address
Diana C. DeAngelis	P.O. Box 231 Wilmington, DE 19899
SIXTH: The names and mailing addresses of the directors who shall serve until the first annual meeting of stockholders or until their successors are elected and qualify are:
Name	Address
Thomas S. Shaw	P.O. Box 231 Wilmington, DE 19899
Barbara S. Graham	P.O. Box 231 Wilmington, DE 19899
James P. Lavin	P.O. Box 231 Wilmington, DE 19899

            SEVENTH:       The Board of Directors may make, add to, delete from, alter and repeal any By-law of the Corporation.

            EIGHTH:       No director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty by such director; provided, however, that this Article EIGHTH shall not eliminate or limit the liability of a director to the extent provided by law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

            I, the undersigned, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and that the facts stated herein are true and accordingly have hereunto set my hand and seal this ____ day of December, 2002.

/s/ Diana C. DeAngelis Diana C. DeAngelis